Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-172256) of pertaining to the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings and its Subsidiaries and Nielsen Holdings 2010 Stock Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-176940) pertaining to the The Nielsen Company 401(k) Savings Plan and The Nielsen Company Savings Plan;

of our reports dated February 22, 2012, with respect to the consolidated financial statements and schedules of Nielsen Holdings N.V. and the effectiveness of internal control over financial reporting of Nielsen Holdings N.V. included in this Annual Report (Form 10-K) of Nielsen Holdings N.V. for the year ended December 31, 2011.

/s/    Ernst & Young LLP

New York, New York

February 22, 2012